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                                                                    EXHIBIT 23.7






                    CONSENT OF HASLAMS, CHARTERED SURVEYORS


We consent to the reference to our firm in the Registration Statement (Form S-4) and related Prospectus of REMEC, Inc. and to the inclusion therein of our draft report, with respect to our appraisal of the Airtech Plc premises on Smeaton Close, Coldharbour Farm Industrial Estate, Aylesbury, Buckinghamshire HP19 3SU. Haslams acted on behalf of Airtech Plc and the valuation report enclosed is for information only. It is accepted that Haslams have no contractual liability to REMEC, Inc.

Yours faithfully


P J Memmott FRICS
for and on behalf of
HASLAMS
Chartered Surveyors


25 March 1999